Exhibit 10.2
PSYCHIATRIC SOLUTIONS, INC.
2008 LONG-TERM EQUITY COMPENSATION PLAN
     The 2008 Long-Term Equity Compensation Plan (the “Plan”) of Psychiatric Solutions, Inc. (the “Company”) will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Company’s executive officers and certain key employees (together, the “Eligible Employees”) will be eligible to participate in the Plan.
1.	Equity Awards.
(a)	If the Company’s adjusted EPS for the current fiscal year (the “Current Year EPS”) does not exceed the Company’s adjusted EPS for the prior fiscal year (the “Prior Year EPS”) by at least 20%, no equity awards will be granted.

(b)	If the Company’s Current Year EPS exceeds the Company’s Prior Year EPS by not less than 20%, and not more than 30%, the Company will grant stock options to the Eligible Employees to purchase that number of shares of Common Stock which is equal to not less than 2%, and not more than 3%, of the Company’s aggregate total of issued and outstanding shares of Common Stock as of the grant date, the exact number to be determined in the sole discretion of the Committee.

(c)	If the Company’s Current Year EPS exceeds the Company’s Prior Year EPS by more than 30%, the Company will grant stock options to the Eligible Employees to purchase that number of shares of Common Stock which is equal to 3% of the Company’s aggregate total of issued and outstanding shares of Common Stock as of the grant date.

(d)	At the Committee’s discretion, the Company may issue restricted stock awards in combination with or in lieu of stock options.
2.	Allocation of Equity Awards. In the event equity awards are made under the Plan, the Committee shall meet with the Company’s Chief Executive Officer on or before March 31 of the following fiscal year to determine the allocation of the equity awards to the Eligible Employees.
3.	Vesting and Terms of Equity Awards. Any equity awards granted pursuant to the Plan shall be issued under the Company’s Equity Incentive Plan and subject to all of the terms and conditions of the Company’s Equity Incentive Plan. Any stock options shall vest and become exercisable over four years, with 25% vesting on each anniversary of the date of grant over the next four years. Any restricted stock awards shall vest over four years, with 25% vesting on each anniversary of the date of grant over the next four years.